Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Michael E. Spicer

Chief Financial Officer

Tracy J. Henrikson

Director, Corporate Communications

ORCHID BIOSCIENCES, INC. REPORTS SECOND

QUARTER 2004 FINANCIAL RESULTS

—Achieves Positive Cash Flows from Operations for Second Quarter 2004—

—Achieves Revenues of $15 Million—

PRINCETON, N.J., July 29, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today reported financial results for the quarter and six months ended June 30, 2004.

Service revenues were $14.8 million for the second quarter of 2004 and $28.1 million for the six months ended June 30, 2004, up from $12.2 million for the second quarter of 2003 and $24.8 million for the six months ended June 30, 2003, increases of 21 and 13 percent, respectively. Second quarter 2004 service revenues also represent an increase of 12 percent from the $13.3 million in service revenues recorded in the first quarter of 2004. The growth in service revenues for the second quarter of 2004 was primarily driven by an increase in testing volume.

Total revenues were $15.0 million for the second quarter of 2004 and $28.4 million for the six months ended June 30, 2004, up from $12.4 million for the second quarter of 2003 and $25.1 million for the six months ended June 30, 2003. Orchid achieved its target of achieving positive cash flows from operations for the second quarter of 2004. Cash provided by operating activities in the second quarter of 2004 was $1.1 million.

“This was a landmark quarter for Orchid as we achieved our goal of generating positive cash flows from operations, a significant milestone on our path to sustainable profitability,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “These positive results reflect a combination of strong revenue growth, successful cost management, and investments in the higher growth areas of our business.”

Dr. Kelly continued, “We are confident in our financial projections for the full year, with the positive developments we have seen in each of our DNA testing areas: paternity, forensics and food safety. We have secured a significant portion of National Institutes of Justice-funded state contracts awarded to private forensic laboratories so far this year. We continued to see solid growth in North American private paternity DNA testing as a result of our sales and marketing investments. Additionally, we experienced increased testing volumes in our scrapie genotyping service and successfully renewed our contract with the U.K. government as their major provider of this testing.”

Gross margin for the second quarter of 2004 was 45 percent, consistent with the gross margin of 46 percent in the second quarter of 2003. Gross margin for the second quarter of 2004 represented a significant increase over the gross margin of 37 percent for the first quarter of 2004, attributable to increased testing volume, including increases in scrapie susceptibility testing, as well as improved automation and other efficiencies in the utilization of testing capacity.

Total operating expenses were $16.4 million for the second quarter of 2004, compared to $17.2 million for the second quarter of 2003, a decline of $0.8 million or five percent. Total operating expenses for the second quarter of 2004 also declined as compared to the $19.6 million of total operating expenses for the first quarter of 2004.

Orchid reported a loss from continuing operations of $1.8 million, or $0.08 per share allocable to common stockholders for the second quarter of 2004, compared to $5.5 million, or $0.55 per share, for the second quarter of 2003. The loss from continuing operations before income taxes was $1.4 million for the second quarter of 2004, which includes charges of $1.4 million for depreciation and amortization.

Orchid reported a net loss allocable to common stockholders of $2.1 million, or $0.10 per share, for the second quarter of 2004, compared to $10.2 million, or $0.90 per share, for the second quarter of 2003.

At June 30, 2004, cash and cash equivalents were $31.1 million, and the short and long-term portion of restricted cash was approximately $2.0 million.

“Our improvement in gross margin in the second quarter was the result of higher testing volumes and increases in our operational automation and efficiency, and we anticipate further gains as volumes continue to increase,” said Michael E. Spicer, senior vice president of finance and chief financial officer of Orchid. “Our second quarter results reflect the improvements in revenues, margins and expenses we anticipated as the year progressed, and we believe we are on track to meet our 2004 targets based on current projections.”

Recent Company Highlights

•	Orchid was awarded an exclusive, multi-million dollar one-year contract to test more than 100,000 felons for the State of Illinois for addition to the national CODIS database. The contract is the largest state CODIS contract to date and was awarded following a competitive bid process.

•	The U.K. government renewed Orchid’s scrapie genotyping contract for an additional two years, and the company will continue to be a major service provider to the U.K. government as part of its National Scrapie Plan. Orchid has analyzed more than one million sheep samples for its customers since 2001.

•	Orchid expanded its paternity and relationship DNA testing business with the addition of an exclusive contract with the New Zealand Immigration Service.

Financial Outlook

Orchid provided financial guidance for the full year of 2004:

•	Orchid continues to expect top-line revenues of approximately $60 million for the full year of 2004.

•	Orchid continues to expect an average gross margin within the range of 45 to 47 percent for the full year of 2004.

•	Orchid continues to expect total general and administrative expenses of less than $22.3 million for the full year of 2004, inclusive of $1.9 million incurred in the first quarter related to the company’s various financing transactions.

•	Orchid expects to achieve positive income from operations as adjusted for the full year of 2004, excluding non-cash amortization and charges incurred in the first quarter of 2004 associated with facility restructuring and with the company’s various financing transactions. These charges include $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, $1.9 million in general and administration expenses related to the company’s various financing transactions, and $0.9 million of charges for the amortization of intangibles.

Income/loss from operations as adjusted excluding non-cash amortization and restructuring charges (a non-GAAP financial measure) represents Orchid’s loss from continuing operations before taxes (the most directly comparable GAAP financial measure) adjusted to exclude certain amortization and restructuring charges. Orchid believes that this non-GAAP financial measure provides investors with useful information regarding its financial condition and results of operation because these measures reflect the ongoing results of its operations, and are used by Orchid management for internal review of its performance. This non-GAAP financial measure is not intended to supercede or replace Orchid’s GAAP results or expectations. For the six months ended June 30, 2004, the loss from continuing operations before income taxes was $7.7 million, which included $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, $1.9 million in general and administration expenses related to the company’s various financing transactions, and $0.9 million of charges for the amortization of intangibles.

Conference Call Information

A conference call with Orchid management will be held on Thursday, July 29, 2004 at 10:00 am ET. To listen to the conference call, please dial 1-973-317-1168 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid BioSciences

Orchid BioSciences is a leading provider of identity genetics services for the forensic and paternity DNA testing markets and for public health and animal DNA testing for food safety. Orchid’s strong market positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding: the belief that Orchid is on track to meet its 2004 targets based on current projections; the expectation that Orchid will achieve 2004 top-line revenues of approximately $60 million; the expectation that Orchid’s 2004 average gross margin will be within the range of 45 to 47 percent for the full year of 2004; the expectation that Orchid’s full year 2004 total general and administrative expenses will be less than $22.3 million for the full year of 2004, inclusive of $1.9 million incurred in the first quarter related to the company’s various financing transactions; and the expectation of achieving positive operating income for the full year of 2004, excluding non-cash amortization and charges incurred in the first quarter of 2004 associated with restructuring activities including $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, $1.9 million in general and administration expenses related to the company’s various financing transactions and $0.9 million of charges for the amortization of intangibles. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation and Orchid’s ability to obtain additional financing. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Six and Three months ended June 30, 2004 and June 30, 2003

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Service revenues	$14,833	$12,244	$28,127	$24,785
Other revenues	124	120	298	317

Total revenues	14,957	12,364	28,425	25,102

Operating expenses:
Cost of service revenues	8,206	6,653	16,549	13,650
Research and development	454	1,159	871	2,364
Marketing and sales	2,019	1,701	3,745	3,569
General and administrative	5,229	6,456	12,763	12,416
Impairment	—	837	—	837
Restructuring	—	(83)	1,130	(83)
Amortization of intangible assets	452	453	904	908

Total operating expenses	16,360	17,176	35,962	33,661

Operating loss	(1,403)	(4,812)	(7,537)	(8,559)

Total other (expense) income, net	21	43	(142)	53

Loss from continuing operations before income taxes	(1,382)	(4,769)	(7,679)	(8,506)

Income tax expense	(421)	(716)	(556)	(1,060)

Loss from continuing operations	(1,803)	(5,485)	(8,235)	(9,566)

Discontinued operations:

Loss from operations of a business held for sale	(343)	(3,983)	(850)	(4,182)

Net loss	(2,146)	(9,468)	(9,085)	(13,748)

Dividends to Series A Preferred Shareholders	—	(244)	(14)	(244)

Accretion of Series A Preferred Stock discount	—	(471)	(1,129)	(471)

Beneficial conversion feature of redeemable preferred stock	—	—	—	(744)

Net loss allocable to common stockholders	$(2,146)	$(10,183)	$(10,228)	$(15,207)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.08)	$(0.55)	$(0.45)	$(0.98)
Basic and diluted loss from discontinued operations per share	$(0.02)	$(0.35)	$(0.04)	$(0.37)
Basic and diluted net loss per share allocable to common stockholders	$(0.10)	$(0.90)	$(0.49)	$(1.35)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	22,252	11,374	20,952	11,261

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three months ended June 30, 2004 and March 31, 2004

(In thousands, except per share data)

(unaudited)

	Three months ended
	June 30, 2004	March 31, 2004
Revenues:
Service revenues	$14,833	$13,294
Other revenues	124	174

Total revenues	14,957	13,468

Operating expenses:
Cost of service revenues	8,206	8,343
Research and development	454	417
Marketing and sales	2,019	1,726
General and administrative	5,229	7,534
Impairment	—	—
Restructuring	—	1,130
Amortization of intangible assets	452	452

Total operating expenses	16,360	19,602

Operating loss	(1,403)	(6,134)

Total other (expense) income, net	21	(163)

Loss from continuing operations before income taxes	(1,382)	(6,297)

Income tax expense	(421)	(135)

Loss from continuing operations	(1,803)	(6,432)

Discontinued operations:
Loss from operations of a business held for sale	(343)	(507)

Net loss	(2,146)	(6,939)

Dividends to Series A Preferred Shareholders	—	(14)

Accretion of Series A Preferred Stock discount	—	(1,129)

Beneficial conversion feature of redeemable preferred stock	—	—

Net loss allocable to common stockholders	$(2,146)	$(8,082)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.08)	$(0.39)
Basic and diluted loss from discontinued operations per share	$(0.02)	$(0.03)
Basic and diluted net loss per share allocable to common stockholders	$(0.10)	$(0.41)
Shares used in computing basic and diluted net loss per share allocable to common stockholders	22,252	19,651

Orchid BioSciences, Inc.

Condensed Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

(In thousands)

(unaudited)

	June 30, 2004	December 31, 2003
Assets:
Current Assets
Cash and cash equivalents	$31,117	$9,938
Restricted cash	218	953
Accounts receivable, net	10,768	9,976
Inventory	1,737	1,172
Prepaid and other current assets	1,580	2,583
Assets of a business component held for sale	—	4,595

Total current assets	45,420	29,217

Fixed assets, net	10,511	11,071

Other assets
Goodwill, net	2,706	2,686
Intangible assets, net	14,067	14,942
Restricted cash	1,769	1,113
Other assets	157	400

Total other assets	18,699	19,141

Total assets	$74,630	$59,429

Liabilities and Stockholders’ Equity:

Accounts payable	$4,076	$4,768
Accrued expenses	11,794	9,971
Current portion of long-term debt	921	1,889
Deferred revenue	1,506	1,812
Liabilities of a business component held for sale	—	3,156

Total current liabilities	18,297	21,596

Long Term Liabilities
Long term debt	137	415
Long term portion of restructuring	1,440	782
Other liabilities	2,050	1,592

Total long term liabilities	3,627	2,789

Redeemable Convertible Preferred Stock (a)	—	3,897

Total stockholders’ equity	52,706	31,147

Total Liabilities and Stockholders’ Equity	$74,630	$59,429

(a)	All outstanding shares have been converted into common stock subsequent to December 31, 2003.